UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C.  20549

______________

FORM 8-K

______________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

January 22, 2014

______________

ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

______________

COMMISSION FILE NUMBER  0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Everett V. Pizzuti, who currently serves as Chief Executive Officer of Astro-Med, Inc. (the “Company”) has tendered his resignation as CEO, effective February 1, 2014.  Mr. Pizzuti will remain a member of the Company’s Board of Directors.

In connection with Mr. Pizzuti’s retirement, on January 22, 2014, the Compensation Committee of the Board of Directors of the Company approved the following actions:

(i)
Entry into a Release and Non-Competition Agreement with Mr. Pizzuti for a term of two years, commencing February 1, 2014, whereby Mr. Pizzuti will be paid $500,000 in 24 equal monthly installments during such term in consideration of his non-competition and non-solicitation obligations;

(ii)
Accelerated vesting of options to purchase 6,350 shares of Company common stock held by Mr. Pizzuti, effective January 31, 2014, which options represent all of the unvested stock options currently held by Mr. Pizzuti;

(iii)	Accelerated vesting of 3,400 Restricted Stock Units (“RSUs”) granted in March 2012 and earned in March 2013, which, by their terms, would otherwise have vested on March 29, 2014;

(iv)	Accelerated vesting of 2,500 RSUs granted in April 2013, which, by their terms, would otherwise have vested on April 3, 2016; and

(v)	Accelerated vesting of 1,666 RSUs (representing 1/3 of the 5,000 Net Sales RSUs granted to Mr. Pizzuti in April 2013).

Under the terms of the RSU awards, Mr. Pizzuti will receive one share of common stock for each vested RSU.  The stock to be issued to Mr. Pizzuti in satisfaction of the vested RSUs may not be sold by him for a period of one year commencing on February 1, 2014.

Gregory A. Woods, who currently serves as President and Chief Operating Officer of the Company, has been appointed to succeed Mr. Pizzuti as the Company’s President and Chief Executive Officer, effective February 1, 2014.  In connection with his promotion to Chief Executive Officer, Mr. Woods’ base salary will be increased to $260,000.   In addition, on January 27, 2014, the Board of Directors elected Mr. Woods as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ASTRO-MED, INC.

DATE: January 28, 2014	By:	/s/ Joseph P. O'Connell
Joseph P. O'Connell
Chief Financial Officer